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Exhibit 99.(a)(1)

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW OPTIONS

December 6, 2001

PHOENIX TECHNOLOGIES LTD.
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW OPTIONS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M.,
PACIFIC DAYLIGHT TIME, ON JANUARY 4, 2002
UNLESS THE OFFER IS EXTENDED

    Phoenix Technologies Ltd. ("Phoenix") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Phoenix common stock that were granted under the Phoenix Technologies Ltd. 1999 Stock Plan (the "1999 Stock Plan") for new options that we will grant under the 1999 Stock Plan. We are making the offer upon the terms and conditions described in this Offer to Exchange (the "Offer to Exchange"), the related memorandum from Human Resources dated December 6, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer" or "program").

    The number of shares of common stock subject to the new options to be granted to each eligible employee will equal three-fourths of the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled as promptly as practicable after 9:00 P.M. Pacific Daylight Time on the date the offer ends. The offer is currently scheduled to expire on January 4, 2002 (the "Expiration Date") and we expect to cancel options on January 7, 2002, or as soon as possible thereafter (the "Cancellation Date"). IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU RECEIVED DURING THE SIX MONTH PERIOD PRIOR TO THE DATE OF THIS OFFER TO EXCHANGE. This means that if you participate in the offer, you will be required to tender all options granted to you since June 6, 2001.

    The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

    You may participate in the offer if you are an otherwise eligible employee of Phoenix Technologies Ltd. or one of our subsidiaries (other than inSilicon Corporation). Directors and employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, comprised of those officers listed in Schedule A to this Offer to Exchange, are not eligible to participate in the offer. In order to receive a new option pursuant to this offer, you must continue to be an employee as of the date on which the new options are granted, which will be at least six months and one day after the Cancellation Date.

    If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the 1999 Stock Plan. The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing sales price of our stock (or, if no sales were reported, the closing bid) reported by the Nasdaq National Market on the last market trading day prior to the date of grant.

    Each new option will be exercisable for three-fourths of the number of shares that remain outstanding under the tendered options, and will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

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  any shares that were fully vested on the date that the offer expires will be fully vested,

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  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day after the date we cancel the options accepted for exchange) will be fully vested, and

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  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

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  An employee cancels an option that is 20/48th vested at the time of cancellation.

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  The new grant occurs 6 months and one day after cancellation.

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  The replacement option will be 26/48th (plus one day) vested at the time of grant.

    Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

    Shares of Phoenix common stock are traded on the Nasdaq National Market under the symbol "PTEC." On December 3, 2001, the closing price of our common stock reported on the Nasdaq National Market was $10.37 per share.

    WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

    THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the related memorandum from Human Resources dated December 6, 2001, the Election Form and the Notice to Change Election From Accept to Reject to Susan Grondahl at Phoenix Technologies Ltd., 411 East Plumeria Drive, San Jose, California 95134 (telephone: (408) 570-1076).

IMPORTANT

    If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and hand deliver or fax it and any other required documents to Susan Grondahl at Phoenix Technologies Ltd., 411 East Plumeria Drive, San Jose, California 95134 or fax number (408) 570-1229 or (408) 570-1440.

    We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED MEMORANDUM FROM HUMAN RESOURCES DATED DECEMBER 6, 2001, THE ELECTION FORM AND NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET

    The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from Human Resources dated December 6, 2001, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the accompanying memorandum from Human Resources dated December 6, 2001, the Election Form and the Notice to Change Election From Accept to Reject. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

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WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

    We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of Phoenix that were granted to eligible employees under the 1999 Stock Plan for new options we will grant under the 1999 Stock Plan. (Page 11)

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WHO IS ELIGIBLE TO PARTICIPATE?

    Employees are eligible to participate if they are employees of Phoenix or one of Phoenix's subsidiaries (other than inSilicon Corporation) as of the date the offer commences and the date on which the tendered options are cancelled; provided, however, that members of the Board of Directors and all employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (those officers listed in Schedule A to this Offer to Exchange), are not eligible to participate. In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six months and one day after the Cancellation Date. If Phoenix does not extend the offer, the new options will be granted on or about July 8, 2002. (Page 11)

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ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

    Yes, all employees outside the United States are eligible to participate. Please be sure to read Sections 15 through 21 of this Offer to Exchange, which discuss the tax consequences of participating in the offer for employees outside of the United States. (Page 11)

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WHY ARE WE MAKING THE OFFER?

    We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 12)

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WHAT ARE THE CONDITIONS TO THE OFFER?

    The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer to Exchange. (Page 15)

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ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

    To receive a grant of new options through the offer and under the terms of the 1999 Stock Plan, you must be employed by Phoenix or one of its subsidiaries (other than inSilicon Corporation) as of the date the new options are granted.

    As discussed below, subject to the terms of this offer, we will not grant the new options until or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an employee of Phoenix or one of its subsidiaries (other than inSilicon Corporation) through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (Page 11)

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HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED OPTIONS?

    If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase three-fourths of the number of shares of common stock subject to the options you tender. This means that for every four options that you tender and we accept for exchange, you will receive three options. We will not, however, issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. For example, if you tender options exercisable for 750 shares that we accept for exchange, you will receive new options exercisable for 562 shares. All new options will be granted under our 1999 Stock Plan, and will be subject to the terms and conditions of a new option agreement between you and us. The new option agreement will be in substantially the same form as the option agreement or agreements for your current options. You must execute the new option agreement before receiving new options. (Page 11)

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WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

    Our Board Of Directors has taken all action necessary to authorize the grant of the new options, subject to the terms and conditions of this offer, on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on January 7, 2002, which is the scheduled date for the cancellation of the options (the day following the expiration date of the offer), the new options will be granted on or about July 8, 2002. You must be an employee on the date we grant the new options in order to be eligible to receive them. (Page 14)

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WHY WON'T YOU RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

    If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to certain accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases in the company's share price (adjusted for subsequent decreases in the company's share price) as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

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IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

    No. If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer until the grant date for your new options the grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our operating results because of accounting rules that could apply to these interim option grants as a result of the offer. Instead, we will issue a Promise to Grant Stock Option(s) to you, promising to grant you options on the date when such grant would no longer subject us to these accounting charges as a result of the exchange offer. However, if you are no longer employed at Phoenix or one of its subsidiaries (other than inSilicon Corporation) on the date of grant of the new options, you will not receive new options even if a Promise to Grant Stock Option(s) has been issued to you. (Page 14)

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WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED OPTIONS?

    Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (Page 14)

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WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

    The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing sales price of our stock (or, if no sales were reported, the closing bid) reported by the Nasdaq National Market on the last market trading day prior to the date of grant.

    Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 18)

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WHEN WILL THE NEW OPTIONS VEST?

    The vesting of the newly issued options will be in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and for the period between the cancellation of the tendered options and the grant of the new options.

    Each new option granted will vest as follows:

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  any shares that were fully vested on the date that the offer expires will be fully vested,

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  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day after the date we cancel the options accepted for exchange) will be fully vested, and

  •
  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

  •
  An employee cancels an option that is 20/48th vested at the time of cancellation.

  •
  The new grant occurs 6 months and one day after cancellation.

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  The replacement option will be 26/48th (plus one day) vested at the time of grant. (Page 18)

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WHAT IF WE ENTER INTO A MERGER OR OTHER SIMILAR TRANSACTION?

    It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. The Promise to Grant Stock Option(s) that we will give you is a binding commitment, and any successor to our company will honor the commitment to grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange.

    You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

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ARE THERE CIRCUMSTANCES WHERE YOU WOULD NOT BE GRANTED NEW OPTIONS?

    Yes. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is at least six months and one day after we cancel the options accepted for exchange, you will not be granted a new option. (Page 22)

    Also, if you are no longer an employee on the date we grant new options, you will not receive any new options. (Page 11)

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IF YOU CHOOSE TO TENDER AN OPTION THAT IS ELIGIBLE FOR EXCHANGE, DO YOU HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

    Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option that you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to each option or none of those shares. For example and except as otherwise described below, if you hold (i) an option to purchase 1,000 shares at $10.00 per share, 400 of which you have already exercised, (ii) an option to purchase 1,000 shares at an exercise price of $20.00 per share and (iii) an option to purchase 2,000 shares at an exercise price of $30.00 per share, you may tender:

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  none of your options,

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  options with respect to the 600 remaining unexercised shares under the first option grant,

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  options with respect to all 1,000 shares under the second option grant,

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  options with respect to all 2,000 shares under the third option grant,

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  options with respect to two of the three option grants, or

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  all options under all three of the option grants.

    You may not tender options with respect to only 150 shares (or any other partial amount) under the first option grant or less than all of the shares under the second and third option grants. (Page 11)

    Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six month period prior to the date of this Offer to Exchange. For example, if you received an option grant in July 2000 and a grant in October 2001 and you want to tender your July 2000 option grant, you would also be required to tender your October 2001 option grant. (Page 11).

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WHAT HAPPENS TO OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

    Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

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WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS IN THE OFFER?

    If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes or, if you are working outside of the United States, for income tax purposes of the country in which you reside, at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes or, if you are working outside of the United States, for income tax purposes of the country in which you reside. For employees residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you live and work. (Page 23)

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IF YOUR CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL YOUR NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

    If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. (Page 14)

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WHEN WILL YOUR NEW OPTIONS EXPIRE?

    Your new options will expire ten years from the date of grant, or earlier if your employment with Phoenix terminates. (Page 18)

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WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

    The offer expires on January 4, 2002, at 9:00 P.M., Pacific Daylight Time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 A.M., Pacific Daylight Time, on the next business day following the previously scheduled expiration of the offer period. Any extension of the offer will also extend the date on which the new options are granted until the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. (Page 13)

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HOW DO YOU TENDER YOUR OPTIONS?

    If you decide to tender your options, you must deliver, before 9:00 P.M., Pacific Daylight Time, on January 4, 2002 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax: (408) 570-1229 or (408) 570-1440) or hand delivery to Susan Grondahl. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page 13)

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DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

    You may withdraw your tendered options at any time before the offer expires at 9:00 P.M., Pacific Daylight Time, on January 4, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to accept validly tendered options promptly after the expiration of this offer, if we have not accepted your tendered options by February 4, 2002, you may withdraw your tendered options at any time after February 4, 2002. To withdraw tendered options, you must deliver to us via facsimile (fax: (408) 570-1229 or (408) 570-1440) or hand delivery to Susan Grondahl a signed Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 13)

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CAN YOU CHANGE YOUR ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

    Yes, you may change your election regarding particular tendered options at any time before the offer expires at 9:00 P.M., Pacific Daylight Time, on January 4, 2002. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via facsimile (fax: (408) 570-1229 or (408) 570-1440) or hand delivery to Susan Grondahl a new Election Form, which includes the information regarding your new election and is clearly dated after your original Election Form. (Page 13)

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WHAT DO WE AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

    Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

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WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

    For additional information or assistance, you should contact:

    Susan Grondahl
    Phoenix Technologies Ltd.
    411 East Plumeria Drive
    San Jose, California 95134
    (408) 570-1076

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

    Participation in the offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete. Eligible participants should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the related memorandum from Human Resources dated December 6, 2001, the Election Form and the Notice to Change Election from Accept to Reject before deciding to participate in the exchange offer. The list of risks does not include certain risks that may apply to employees who live and work outside of the United States; again, we urge you to read the Sections in this Offer to Exchange discussing tax consequences in various countries, as well as the rest of the Offer to Exchange, the related memorandum from Human Resources dated December 6, 2001, the Election Form and the Notice to Change Election from Accept to Reject for a fuller discussion of the risks that may apply to you, and to consult with an investment and tax advisor as necessary before deciding to participate in this exchange offer.

ECONOMIC RISKS

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PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL JULY 8, 2002 AT THE EARLIEST.

    Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until July 8, 2002 at the earliest.

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IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE REPLACEMENT OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE FOR THEM.

    For example, if you cancel options with a $25 strike price and Phoenix's stock appreciates to $35 when the replacement grants are made, your replacement option will have a higher strike price than the cancelled option. If, for example, Phoenix engages in any strategic transactions with business partners, customers or other third parties prior to the date the replacement options are granted, this could cause Phoenix's stock price to appreciate.

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IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

    Once your option is cancelled, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the replacement option, you will have the benefit of neither the cancelled option nor the replacement option.

TAX-RELATED RISKS FOR U.S. RESIDENTS

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YOUR REPLACEMENT OPTION MAY BE A NONSTATUTORY STOCK OPTION, WHEREAS YOUR CANCELLED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

    If your cancelled option was an incentive stock option, your new option will be an incentive stock option, but only to the extent the option qualifies under the Internal Revenue Code of 1986, as amended. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange.

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EVEN IF YOU ELECT NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

    We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program. However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options, even if you decline to participate. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonstatutory stock options.

BUSINESS RELATED RISKS

    For a description of risks related to the business of Phoenix, please see Section 26 of this Offer to Exchange.

INTRODUCTION

    Phoenix Technologies Ltd. ("Phoenix") is offering to exchange all outstanding options to purchase shares of Phoenix common stock that were granted to eligible employees under the Phoenix Technologies Ltd. 1999 Stock Plan (the "1999 Stock Plan") for new options that we will grant under the 1999 Stock Plan. An "eligible employee" refers to employees of Phoenix and its subsidiaries (other than inSilicon Corporation) who are employees as of the date the offer commences and as of the date the tendered options are cancelled; provided, however, that members of the Board of Directors and all employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, (those officers listed in Schedule A to this Offer to Exchange) are not eligible to participate in the exchange offer. We are making the offer upon the terms and the conditions described in this Offer to Exchange and in the related memorandum from Human Resources dated December 6, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer").

    The number of shares subject to the new options to be granted to each eligible employee will equal three-fourths of the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options will be on or about July 8, 2002, unless the offer is extended, in which case the grant date of the new options will be at least six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the day following the date the offer expires or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period immediately prior to the date of this Offer to Exchange. This means that if you participate in the offer, you will be required to tender all options granted to you since June 6, 2001.

    The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

    If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under our 1999 Stock Plan. The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing sales price of our stock (or, if no sales were reported, the closing bid) reported by the Nasdaq National Market on the last market trading day prior to the date of grant.

    Each new option will be exercisable for three-fourths of the number of shares that remained outstanding under the tendered options. This means that for every four options that you tender and we accept for exchange, you will receive three options. We will not, however, issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. For example, if you tender options exercisable for 750 shares that we accept for exchange, you will receive new options exercisable for 562 shares.

    The new options will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

  •
  any shares that were fully vested on the date that the offer expires will be fully vested,

  •
  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day after the date we cancel the options accepted for exchange) will be fully vested, and

  •
  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

  •
  An employee cancels an option that is 20/48th vested at the time of cancellation.

  •
  The new grant occurs 6 months and one day after cancellation.

  •
  The replacement option will be 26/48th (plus one day) vested at the time of grant.

    As of November 30, 2001, options to purchase 4,195,652 shares of our common stock under the 1999 Stock Plan were issued and outstanding, of which options to purchase approximately 2,151,044 of shares of our common stock, constituting approximately 51.27%, were held by eligible employees.

THE OFFER

1.  Eligibility.

    Employees are "eligible employees" if they are employees of Phoenix Technologies Ltd. ("Phoenix") or one of Phoenix's subsidiaries (other than inSilicon Corporation) as of the date the offer commences and the date on which the tendered options are cancelled, except that members of the Board of Directors and all employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, are not eligible to participate in the offer. The employees of Phoenix who are officers for the purposes of such Section 16(b) are listed in Schedule A to this Offer to Exchange.

    In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six months and one day after the Cancellation Date. If Phoenix does not extend the offer, the new options will be granted on or about July 8, 2002.

2.  Number of Options; Expiration Date.

    Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below, in return for new options. We will not accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the shares subject to each of your eligible options. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the date of this Offer to Exchange. This means that if you participate in the offer, you will be required to tender all options granted to you since June 6, 2001.

    If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to three-fourths of the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. This means that for every four options that you tender and we accept for exchange, you will receive three options. We will not, however, issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. For example, if you tender options exercisable for 750 shares that we accept for exchange, you will receive new options exercisable for 562 shares. All new options will be subject to the terms of our 1999 Stock Plan and to a new option agreement between you and us. If, for any reason, you do not remain an employee of Phoenix or one of its subsidiaries (other than inSilicon Corporation) through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

    The term "expiration date" means 9:00 P.M., Pacific Daylight Time, on January 4, 2002, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 22 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

    If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

  •
  we increase or decrease the amount of consideration offered for the options,

  •
  we decrease the number of options eligible to be tendered in the offer, or

  •
  we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

    If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 22 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

    We will also notify you of any other material change in the information contained in this Offer to Exchange.

    For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Daylight Time.

3.  Purpose of the Offer.

    We issued the options outstanding to:

  •
  provide our eligible employees with additional incentive and to promote the success of our business, and

  •
  encourage our eligible employees to continue their employment with us.

    One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Phoenix. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

    From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. As outlined in Section 9, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant, as determined by the closing sales price of our stock (or, if no sales were reported, the closing bid) reported by the Nasdaq National Market on the last market trading day prior to the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

    Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

4.  Procedures for Tendering Options.

  Proper Tender of Options.

    To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax: (408) 570-1229 or (408) 570-1440) or hand delivery to Susan Grondahl, along with any other required documents. Susan Grondahl must receive all of the required documents before the expiration date. The expiration date is 9:00 P.M., Pacific Daylight Time, on January 4, 2002.

    THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK.

  Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

    We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

  Our Acceptance Constitutes an Agreement.

    Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

    Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

5.  Withdrawal Rights and Change of Election.

    You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

    You may withdraw your tendered options at any time before 9:00 P.M., Pacific Daylight Time, on January 4, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange by 9:00 P.M., Pacific Daylight Time, on February 4, 2002, you may withdraw your tendered options at any time after February 4, 2002.

    To validly withdraw tendered options, you must deliver to Susan Grondahl via facsimile (fax: (408) 570-1229 or (408) 570-1440) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

    To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Susan Grondahl via facsimile (fax: (408) 570-1229 or (408) 570-1440) or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

  •
  the name of the option holder who tendered the options,

  •
  the grant number of all options to be tendered,

  •
  the grant date of all options to be tendered, and

  •
  the exercise price of all options to be tendered.

    Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

    You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

    Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

6.  Acceptance of Options for Exchange and Issuance of New Options.

    Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be January 7, 2002, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If the options you tendered were incentive stock options, your new options will also be incentive stock options, to the extent they qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. All other newly granted options will be nonstatutory stock options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by January 4, 2002, the scheduled expiration date of the offer, and accepted for exchange and cancelled on January 7, 2002, you will be granted new options on or about July 8, 2002. If we accept and cancel options properly tendered for exchange after January 7, 2002, the period in which the new options will be granted will be similarly delayed. Promptly after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than July 8, 2002 covering three-fourths of the number of shares of options cancelled pursuant to this offer, provided that you remain an eligible employee on the date on which the grant is to be made.

    If we accept options you tender in the offer, we will defer any grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible before the new option grant date until after the expiration date, so that you are granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our operating results as a result of accounting rules that could apply to these interim option grants as a result of the offer. We may issue to you a Promise to Grant Stock Option(s), which is a binding commitment to grant you an option or options on a date no earlier than July 8, 2002 at the fair market value of the shares on the date of grant, provided that you remain an eligible employee on the date on which the grant is to be made.

    Your new options will entitle you to purchase the number of shares that is equal to three-fourths of the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events, and rounded down to the nearest whole number. If, for any reason, you are not an employee of Phoenix or one of its subsidiaries (other than inSilicon Corporation) through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been cancelled pursuant to this offer.

    We will not accept partial tenders of your eligible option grants. However, you may tender the remaining portion of an option that you have partially exercised. Accordingly, you may tender one or more of your option grants under the 1999 Stock Plan, but you may only tender all of the unexercised shares subject to an option or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the date of this Offer to Exchange. This means that if you participate in the offer, you will be required to tender all options granted to you since June 6, 2001.

    Within twenty-four (24) to forty-eight (48) hours of the receipt of your Election Form or your Notice to Change Election From Accept to Reject, Phoenix will e-mail the option holder a Confirmation of Receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to Susan Grondahl or to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn.

7.  Conditions of the Offer.

    Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after December 6, 2001 and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

  •
  there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Phoenix;

  •
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Phoenix, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

  (1)
  make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

  (2)
  delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

  (3)
  materially impair the contemplated benefits of the offer to Phoenix; or

  (4)
  materially and adversely affect Phoenix's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Phoenix;

  •
  there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our operating results in connection with the offer for financial reporting purposes;

  •
  a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Phoenix, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

  •
  any change or changes shall have occurred in Phoenix's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Phoenix or may materially impair the contemplated benefits of the offer to Phoenix.

    The conditions to the offer are for Phoenix's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.  Price Range of Shares Underlying the Options.

    The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "PTEC". The following table presents the quarterly high and low bid quotations in the over-the-counter market, as quoted by the Nasdaq National Market, as adjusted for stock dividends and stock splits. These quotations reflect the inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low
FISCAL YEAR 2001
Quarter ended September 30, 2001	$15.14	$9.88
Quarter ended June 30, 2001	14.60	8.69
Quarter ended March 31, 2001	19.25	12.94
Quarter ended December 31, 2000	18.63	12.19
FISCAL YEAR 2000
Quarter ended September 30, 2000	$20.50	$14.44
Quarter ended June 30, 2000	21.50	12.38
Quarter ended March 31, 2000	30.25	13.38
Quarter ended December 31, 1999	18.13	8.63

    As of December 3, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $10.37 per share.

    WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

9.  Source and Amount of Consideration; Terms of New Options.

  Consideration.

    We will issue new options to purchase shares of common stock under our 1999 Stock Plan in exchange for the outstanding options properly tendered and accepted for exchange by us, which will be cancelled. The number of shares subject to the new options to be granted to each option holder will equal three-fourths of the number of shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. This means that for every four options that you tender and we accept for exchange, you will receive three options. We will not, however, issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. For example, if you tender options exercisable for 750 shares that we accept for exchange, you will receive new options exercisable for 562 shares. If we receive and accept tenders of all outstanding options under the 1999 Stock Plan from eligible employees, subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 1,613,283 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 6.40% of the total shares of our common stock outstanding as of November 30, 2001.

  Terms of New Options.

    The new options will be granted under our 1999 Stock Plan. A new option agreement will be entered into between Phoenix and each option holder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of option holders. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the cancelled options, including as a result of a significant corporate event. The following description summarizes the material terms of our 1999 Stock Plan and the options granted under the 1999 Stock Plan.

    The maximum number of shares available for issuance through the exercise of options under our 1999 Stock Plan is 5,668,635. Our 1999 Stock Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

  Administration.

    The 1999 Stock Plan is administered by the Board of Directors or a committee or committees appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the 1999 Stock Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

  Term.

    Options generally have a term of ten (10) years. Incentive Stock Options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Phoenix or an affiliate company have a term of no more than five (5) years.

  Termination.

    Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your stock option agreement or, if no time period is specified in your option agreement, within three (3) months following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or the executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for twelve (12) months following such termination.

    The termination of your option under the circumstances specified in this section will result in the termination of your interests in our 1999 Stock Plan. In addition, your option may terminate, together with our 1999 Stock Plan and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

  Exercise Price.

    The Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing sales price of our stock (or, if no sales were reported, the closing bid) reported by the Nasdaq National Market on the last market trading day prior to the date of grant. The exercise price, however, may not be less than 110% of the fair market value on the date of grant, as determined by the closing sales price of our stock (or, if no sales were reported, the closing bid) reported by the Nasdaq National Market on the last market trading day prior to the date of grant, for options intended to qualify as incentive stock options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Phoenix or an affiliate company.

  Vesting and Exercise.

    Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us to new employees generally vest at a rate of 25% of the shares subject to the option after twelve months, and then 1/48th of the shares subject to the option vest each month thereafter, provided the employee remains continuously employed by Phoenix.

    The new options granted through the offer will vest as follows:

  •
  any shares that were fully vested on the date that the offer expires will be fully vested,

  •
  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day after the date we cancel the options accepted for exchange) will be fully vested, and

  •
  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

  •
  An employee cancels an option that is 20/48th vested at the time of cancellation.

  •
  The new grant occurs 6 months and one day after cancellation.

  •
  The replacement option will be 26/48th (plus one day) vested at the time of grant.

  Payment of Exercise Price.

    You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally include the following:

  •
  cash,

  •
  check,

  •
  promissory note,

  •
  other shares of our common stock, which have a fair market value on the date of exercise equal to the aggregate exercise price of the options being exercised and, in the case of shares acquired upon exercise of an option, have been owned by the optionee for more than six months,

  •
  consideration received by us under a cashless exercise program implemented in connection with the 1999 Stock Plan,

  •
  a reduction in the amount of our liability to the optionee, or

  •
  a combination of the foregoing methods.

  Adjustments Upon Certain Events.

    If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

    In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, they will automatically become fully vested and exercisable for a period of fifteen (15) days from the date we provide you with notice of the accelerated vesting and the option will terminate at the end of the fifteen (15) days.

    In the event there is a liquidation or dissolution of Phoenix, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for the acceleration of the exercisability of any option.

  Termination of Employment.

    If, for any reason, you are not an employee of Phoenix from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

  Transferability of Options.

    New options, whether incentive stock options or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

  Registration of Option Shares.

    3,359,925 shares of common stock issuable upon exercise of options under our 1999 Stock Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted pursuant to the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

  U.S. Federal Income Tax Consequences.

    You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an employee based outside of the United States, you should refer to Sections 15 through 21 of this Offer to Exchange for a discussion of income tax consequences of the new options and the options tendered for exchange for employees in certain non-U.S. countries. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

    Our statements in this Offer to Exchange concerning our 1999 Stock Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1999 Stock Plan and the forms of option agreement under the 1999 Stock Plan. Please contact us at Phoenix Technologies Ltd., 411 East Plumeria Drive, San Jose, California 95134 (telephone: (408) 570-1076), to receive a copy of our 1999 Stock Plan and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

10. Information Concerning Phoenix.

    Our principal executive offices are located at 411 East Plumeria Drive, San Jose, California 95134, and our telephone number is (408) 570-1000.

    Phoenix is a global leader of device-enabling and management software solutions for Personal Computers (PCs) and connected digital devices. We provide our products primarily to platform and peripheral manufacturers that range from large PC and Information Appliance manufacturers to small system integrators and value-added resellers. We also provide training, consulting, maintenance and engineering services to our customers. We market and license our products and services through a direct sales force as well as through regional distributors and sales representatives.

    The global computer industry, driven by the expansion of the Internet, has evolved into a rich "connected device ecosystem" embracing entirely new categories of functionality and is characterized by rapid technology changes that include increased processor speeds, hardware miniaturization, portability and new and improved ways to connect devices. Traditional PC platforms have evolved into "endpoints" of the Internet and a wide array of other new technological innovations have emerged such as TV-centric "Internet Televisions" (iTVs), "Internet Video Players" (iVPs), tablet PCs, which recognize pen-based input in Windows-based applications, wireless handheld appliances, interactive game stations, home networks, and rack-mounted single board server systems (known as "server blades") for enterprise applications.

    We believe that our products and services enable customers who specify, develop, and manufacture PCs, information appliances and semiconductors to bring leading-edge products to market more quickly while reducing their costs, providing high value-added features to their customers and, hence, increasing their competitiveness.

    The financial information included in our annual report on Form 10-K for the fiscal year ended September 30, 2001 is incorporated herein by reference. See "Additional Information" beginning on page 29 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

    A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of November 30, 2001, our executive officers and non-employee directors (fourteen (14) persons) as a group beneficially owned options outstanding under our 1999 Stock Plan to purchase a total of 1,958,500 of our shares, which represented approximately 46.68% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers, as a group beneficially owned options outstanding under all of our stock plans to purchase a total of 2,738,079 of our shares, which represented approximately 42.87% of the shares subject to all options outstanding under the plans as of that date. These options to purchase our shares owned by directors and executive officers are not eligible to be tendered in the offer.

    In the sixty (60) days prior to and including December 5, 2001, we effected the following transactions in our shares and options to purchase our shares:

  •
  we granted options to purchase 409,500 shares of our common stock under the terms of the 1999 Stock Plan to executive officers and employees; and

  •
  we issued 71,409 shares of our common stock to employees pursuant to our Amended and Restated 1991 Employee Stock Purchase Plan.

    Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the sixty (60) days prior to December 6, 2001 by Phoenix or, to our knowledge, by any executive officer, director or affiliate of Phoenix.

12. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

    Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the 1999 Stock Plan pursuant to which they were originally granted. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

    We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

  •
  we will not grant any new options to employees who tender options for exchange until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and

  •
  the exercise price of all new options will at least equal the market value of the shares of common stock on the date we grant the new options.

13. Legal Matters; Regulatory Approvals.

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7.

    If we are prohibited by applicable laws or regulations from granting new options during the period beginning on the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, during which period we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period, we will not grant any new options and you will not get any other consideration for the options you tendered.

14. Material U.S. Federal Income Tax Consequences.

    The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

    Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. WE ADVISE ALL OPTION HOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

  Incentive Stock Options.

    Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under our 1999 Stock Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

    If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

  •
  at least two years after the date the incentive stock option was granted, and

  •
  at least one year after the date the incentive stock option was exercised.

    If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised over the exercise price will be taxable income to the option holder at the time of the disposition.

    Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

    Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

    If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify.

    For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. You should note that if the new options have a higher exercise price than some or all of your current options, the new options may exceed the limit for incentive stock options.

    We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. If you choose not to accept this offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

  Non-Qualified Stock Options.

    Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

    We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

    WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15. Material Tax Consequences for Employees Who are Tax Residents in China.

    The following is a general summary of the tax consequences of the exchange of options under the offer for tax residents of China. This discussion is based on the local tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

    You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be compensation to you.

16. Material Tax Consequences for Employees Who are Tax Residents in Germany.

    The following is a general summary of the tax consequences of the exchange of options under the offer for tax residents of Germany. This discussion is based on the local tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

    You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be compensation to you.

17. Material Tax Consequences for Employees Who are Tax Residents in Hong Kong .

    The following is a general summary of the tax consequences of the exchange of options under the offer for tax residents of Hong Kong. This discussion is based on the local tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

    You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject on tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to tax when you sell shares.

18. Material Tax Consequences for Employees Who are Tax Residents in Hungary.

    The following is a general summary of the tax consequences of the exchange of options under the offer for tax residents of Hungary. This discussion is based on the local tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

    You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be compensation to you.

19. Material Tax Consequences for Employees Who are Tax Residents in Japan.

    The following is a general summary of the tax consequences of the exchange of options under the offer for tax residents of Japan. This discussion is based on the local tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

    You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You income will likely be treated as "remuneration income" and will be taxed at your marginal tax rate.

20. Material Tax Consequences for Employees Who are Tax Residents in Korea.

    The following is a general summary of the tax consequences of the exchange of options under the offer for tax residents of Korea. This discussion is based on the local tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

    You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be compensation to you.

21. Material Tax Consequences for Employees Who are Tax Residents in Taiwan.

    The following is a general summary of the tax consequences of the exchange of options under the offer for tax residents of Taiwan. This discussion is based on the local tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

    You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be compensation to you.

22. Extension of Offer; Termination; Amendment.

    We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

    We also expressly reserve the right, in our reasonable judgment, to terminate or amend the offer prior to the expiration date and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

    Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

    Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 A.M., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made regarding the offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

    If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

    If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

  •
  we increase or decrease the amount of consideration offered for the options,

  •
  we decrease the number of options eligible to be tendered in the offer, or we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

    If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 22, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

    For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Daylight Time.

23. Fees and Expenses.

    We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

24. Financial Information.

    The following presents summary financial information for Phoenix as of the dates and periods indicated below.

  Selected Annual Consolidated Data

	For the Years ended September 30,
	2001	2000
	(In thousands, except per share data)
Revenues:
License fees	$103,324	$125,817
Services	18,113	18,568

Total revenues	121,437	144,385
Gross margin	100,372	122,922
Impairment of long-lived assets	9,393	—
Restructuring cost	1,525	1,270
Income (loss) from operations	(24,768)	26,825
Net income (loss)	(18,002)	20,902
Earnings (loss) per share:
Basic	$(0.72)	$0.85
Diluted	$(0.72)	$0.77

	For the Years ended September 30,
	2001	2000
Cash, cash equivalents, and short-term investments	$65,034	$107,718
Working capital	76,606	124,532
Total assets	160,611	194,895
Current liabilities	27,336	31,474
Long-term obligations	638	1,449
Minority interest	12,941	13,672
Stockholders' equity	119,696	148,300
Cash dividends declared per common share	—	—

  Book Value per Share.

    The book value per share of our common stock as of September 30, 2001 (the date of our most recent balance sheet presented) is $4.74.

  Computation of Ratio of Earnings to Fixed Charges.

    The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings, as set forth below (in thousands).

	For the Years ended September 30,
	2001		2000
Earnings	[Loss	]	30,741
Fixed charges	25		—
Ratio of earnings to fixed charges	n/a		n/a

    This summary financial information is derived from the financial statements included on pages 37 through 57 of our annual report on Form 10-K for the year ended September 30, 2001 (filed with the SEC on December 5, 2001), and should be read together with such financial statements and accompanying notes, which are incorporated by reference into this Offer to Exchange.

    Copies of our annual report on Form 10-K for the year ended September 30, 2001 are available free of charge on the SEC's Internet site at http://www.sec.gov, and may be obtained from Phoenix upon request, as described in Section 25 below.

25. Additional Information.

    This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

      1.  Our annual report on Form 10-K for the fiscal year ended September 30, 2001 filed with the SEC on December 5, 2001;

      2.  The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on August 5, 1988; and

      3.  The description of certain preferred share purchase rights that at the present time are represented by and may only be transferred with our common stock, which description is contained in our Registration Statement on Form 8-A filed with the SEC on October 28, 1999.

    These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.

    You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

    Our SEC filings since February 14, 1995 are also available to the public on the SEC's Internet site at http://www.sec.gov.

    Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Phoenix Technologies Ltd., 411 East Plumeria Drive, San Jose, California 95134, or telephoning us at (408) 570-1000.

    As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

    The information contained in this Offer to Exchange about Phoenix should be read together with the information contained in the documents to which we have referred you.

26. Miscellaneous.

    This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Phoenix or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K filed on December 5, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

  •
  if we fail to develop new products or enhance our existing products to meet or adapt to the changing needs and standards of customers in our present and emerging markets, sales of our products may decline;

  •
  new products or enhancements may contain defects and errors, which may adversely affect commercial acceptance of such new products or enhancements and lead to a loss of revenue;

  •
  our revenues might be harmed by resistance to acceptance of e-commerce and adoption of digital devices;

  •
  the protection of our intellectual property is crucial to our business, and if third parties use our intellectual property without our consent, it could damage our business;

  •
  third party claims, whether or not meritorious, that their proprietary rights are violated by our products may have an adverse effect on our business, results of operations and financial condition;

  •
  leading software and semiconductor companies may incorporate features or functions provided by our products in the silicon or in the operating system software, which may adversely affect our business;

  •
  the loss of any key personnel, or any inability to attract and retain additional personnel, could adversely affect our business and operating results;

  •
  the loss of any key customer and our inability to replace revenue provided by a key customer may have a material adverse affect on our business and operating results;

  •
  our markets are highly competitive, resulting in downward pricing pressures, and competition in our markets and specific actions by our competitors could adversely affect our business, operating results and financial condition;

  •
  our ability to keep pace with rapid technological change and new product introductions in our markets;

  •
  the markets in which we sell our products and services may not grow as we anticipate and our revenues may be harmed;

  •
  our revenues may be harmed if general economic conditions continue to worsen;

  •
  revenue derived from international operations comprises a majority of our total revenue, and changes in foreign currency exchange rates, uncertainties relative to regional economic circumstances and other difficulties managing foreign operations could adversely affect our operations and financial results;

  •
  economic instability caused by the terrorist attacks on the United States on September 11, 2001 could have a material adverse effect on our business, financial condition and operating results;

  •
  the market for our stock is highly volatile and our stock price is subject to fluctuation based on our operating and financial results, announcements of technological innovations, changes in growth expectations for the PC industry, stock market fluctuations and other factors and events beyond our control;

  •
  our quarterly operating results are subject to fluctuation, which may affect our stock price;

  •
  our inability to timely assimilate changes in the Internet environment in our business operations and product development efforts could adversely affect our future net revenue and operating results;

  •
  the potential costs required to protect against, or to alleviate, problems caused by software viruses and/or hackers; and

  •
  if we acquire additional companies or technologies in the future, they could prove difficult to integrate and may disrupt our business, dilute stockholder value or adversely affect our operating results.

    We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM HUMAN RESOURCES DATED DECEMBER 6, 2001, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Phoenix Technologies Ltd.
December 6, 2001

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF PHOENIX TECHNOLOGIES LTD.

    The directors and executive officers of Phoenix Technologies Ltd. and their positions and offices as of December 6, 2001, are set forth in the following table:

Name	Position and Offices Held
Albert E. Sisto	Chairman of the Board, President and Chief Executive Officer
David A. Everett	Senior Vice President
W. Curtis Francis	Senior Vice President and General Manager, Corporate Engineering and Planning Division
David L. Gibbs	Senior Vice President and General Manager, Global Sales and Support Division
John M. Greeley	Senior Vice President, Finance and Chief Financial Officer
Kendall S. Larsen	Senior Vice President and General Manager, Business Development
Magda M. Madriz	Vice President, Human Resources
Alan L. McCann	Senior Vice President and General Manager, Corporate Marketing and Products Division
Linda V. Moore	Vice President, General Counsel and Secretary
Dr. Taher Elgamal	Director
Dr. George Huang	Director
Ed Jensen	Director
Anthony Morris	Director
Anthony Sun	Director

    The address of each director and executive officer is: c/o Phoenix Technologies Ltd., 411 East Plumeria Drive, San Jose, California 95134.

A–1

QuickLinks

  Exhibit 99.(a)(1)
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR NEW OPTIONS
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
CERTAIN RISKS OF PARTICIPATING IN THE OFFER
ECONOMIC RISKS
TAX-RELATED RISKS FOR U.S. RESIDENTS
BUSINESS RELATED RISKS
INTRODUCTION
THE OFFER
SCHEDULE A